Exhibit 99.1

KIDPIK Reports First Quarter 2022 Financial Results

NEW YORK—Kidpik Corp. (NASDAQ: PIK) (“KIDPIK” or the “Company”), an online clothing subscription-based e-commerce company, today reported its financial results for the first quarter ended April 1, 2022.

First Quarter Highlights:

●	Revenue, net: was $4.3 million, a year over year decrease of 18.7%

●	Gross margin: was 59.9%, compared with 60.9% in the first quarter of 2021

●	Shipped items: were 370,985 items, compared to 543,243 shipped items in the first quarter of 2021

●	Average shipment keep rate: increased to 70.4%, compared to 67.7% in the first quarter of 2021

●	Net Loss: was $1.8 million or $0.24 per share

●	Adjusted EBITDA: was a loss of $1.5 million

“Lower customer acquisition rates across the traditional social advertising channels persisted throughout the industry in the first quarter, negatively impacting our net sales and results. This was partially offset by improvement in our KIDPIK shop online website sales,” commented Ezra Dabah, CEO of KIDPIK. “We continue to see consistent gross margins of approximately 60%, and our ‘keep rate’ again surpassed 70% for the quarter. We are taking actions to increase conversions and optimize our acquisitions costs.”

“The online shopping experience our platform provides remains a valued service for families, and we continue to work hard to delight our members. We recently introduced our Summer 2022 subscription box offerings, which now give customers the option to receive a box that contains either 8 or 12 items, as opposed to just 8 items that we’ve traditionally offered. Given we are seeing about half of new subscribers opt for the 12-piece box, this will positively impact our future sales. We continue to pursue additional channels to attract new members, including a third-party software we’ve engaged that will allow us to sell the KIDPIK brand on other top retailer’s e-commerce platforms. We remain dedicated to providing our members with the best possible experience when it comes to outfitting their kids, and to delivering value for our stockholders,” concluded Mr. Dabah.

Revenue by Subscription (For first quarter 2022)

Active Subscriptions (recurring boxes): decreased 16.0% to $3.1 million

New Subscriptions (first boxes): decreased 59.2% to 0.35 million

Total Subscriptions: decreased 24.0% to $3.5 million or 81.0% of total revenue

Balance Sheet and Cash Flow

●	Cash at the end of the first quarter totaled $5.4 million compared to $8.4 million as of 1/01/2022

●	Net cash used in operating activities was $2.2 million compared to $2.7 million of cash used in operating activities in the first quarter of 2021

Earnings Call Information:

Today at 4:30pm ET, the company will host a live teleconference call that is accessible over the internet at the company’s website, https://investor.kidpik.com and additionally by dialing 1-844-825-9789 or 412-317-5180 for international callers.

A replay of the conference call will be available approximately two hours after the conclusion of the call on the investor relations section of the KIDPIK website at https://investor.kidpik.com or by dialing 1-844-512-2921, or 1-412-317-6671, internationally, with the Replay Pin Number 10167253. The replay will be available until May 23, 2022.

About KIDPIK Corp.

Founded in 2016, KIDPIK (NASDAQ: PIK) is an online clothing subscription box for kids, offering mix & match, expertly styled outfits that are curated based on each member’s style preferences. KIDPIK delivers a surprise box monthly or seasonally, providing an effortless shopping experience for parents and a fun discovery for kids. Each seasonal collection is designed in-house by a team with decades of experience designing childrenswear. KIDPIK combines the expertise of fashion stylists with proprietary data and technology to translate kids’ unique style preferences into surprise boxes of curated outfits. We also sell our branded clothing and footwear through our e-commerce website, shop.kidpik.com. For more information, visit www.kidpik.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, as well as its Registration Statement and prospectus filed with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that is not paid for by the Company.

Kidpik Corp.

Condensed Interim Statements of Operations

(Unaudited)

	13 Weeks Ended
	April 2, 2022	April 3, 2021
Revenue, net	$4,325,997	$5,320,533

Cost of goods sold	1,733,914	2,082,202

Gross profit	2,592,083	3,238,331

Operating expenses
Shipping and handling	1,132,084	1,534,454
Payroll, related costs and equity-based compensation	1,599,236	958,639
General and administrative	1,930,893	2,072,053
Depreciation and amortization	5,665	9,721

Total operating expenses	4,667,878	4,574,867

Operating loss	(2,075,795)	(1,336,536)

Other expenses
Interest expense	21,674	160,627
Other (income) expense	(286,794)	316

Total other (income) expenses	(265,120)	160,943

Loss before provision for income taxes	(1,810,675)	(1,497,479)

Provision for income taxes	-	507

Net loss	$(1,810,675)	$(1,497,986)

Net loss per share attributable to common stockholders:
Basic	$(0.24)	$(0.30)
Diluted	$(0.24)	$(0.30)
Weighted average common shares outstanding
Basic	7,617,834	5,075,444
Diluted	7,617,834	5,075,444

Kidpik Corp.

Condensed Interim Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
	April 2, 2022	April 3, 2021
Cash flows from operating activities

Net loss	$(1,810,675)	$(1,497,986)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,665	9,721
Amortization of debt issuance costs	-	44,086
Equity-based compensation	617,164	-
Bad debt expense	93,142	131,788
Changes in operating assets and liabilities:
Accounts receivable	66,171	(39,624)
Inventory	(650,649)	(1,718,654)
Prepaid expenses and other current assets	81,608	(7,746)
Operating lease right-of-use assets and liabilities	1,896	-
Accounts payable	28,282	297,772
Accounts payable, related parties	(194,142)	134,649
Accrued expenses and other current liabilities	(472,125)	(41,150)

Net cash flows used in operating activities	(2,233,663)	(2,687,144)

Cash flows from investing activities
Purchases of leasehold improvements and equipment	(17,018)	-
Net cash used in investing activities	(17,018)	-
Cash flows from financing activities
Net proceeds from line of credit	-	99,128
Net proceeds (repayments) from advance payable	(735,126)	415,233
Proceeds from loan payable	-	2,100,000
Net cash provided by (used in) financing activities	(735,126)	2,614,361
Net decrease in cash and restricted cash	(2,985,807)	(72,783)

Cash and restricted cash, beginning of period	8,420,500	685,297
Cash and restricted cash, end of period	$5,434,693	$612,514

Reconciliation of cash and restricted cash:
Cash	$5,430,075	$132,079
Restricted cash	4,618	480,435
	$5,434,693	$612,514
Supplemental disclosure of cash flow data:
Interest paid	$3,890	$133,141
Taxes paid	$-	$507
Supplemental disclosure of non-cash flow data:
Record right-of-use asset and operating lease liabilities	$418,951	$-

SUPPLEMENTAL INFORMATION- RESULTS OF OPERATIONS

The Company’s revenue, net is disaggregated based on the following categories:

	April 2, 2022	April 3, 2021
Revenue by channel
Subscription boxes	$3,483,851	$4,584,612
Amazon sales	549,500	608,250
Online website sales	292,646	127,671
Total revenue	$4,325,997	$5,320,533

Gross Margin

Gross profit is equal to our net sales less cost of goods sold. Gross profit as a percentage of our net sales is referred to as gross margin. Cost of sales consists of the purchase price of merchandise sold to customers and includes import duties and other taxes, freight in, returned from customers, inventory write-offs, and other miscellaneous shrinkage.

	For the 13 weeks ended
	April 2, 2022	April 3, 2021

Gross margin	59.9%	60.9%

Shipped Items

We define shipped items as the total number of items shipped in a given period to our customers through our active subscription, amazon and online website sales.

	For the 13 weeks ended
	(In thousands)
	April 2, 2022	April 3, 2021

Shipped Items	371	543

Average Shipment Keep Rate

Average shipment keep rate is calculated as the total number of items kept by our customers divided by total number of shipped items in a given period.

	For the 13 weeks ended
	April 2, 2022	April 3, 2021

Average Shipment Keep Rate	70.4%	67.7%

Revenue by Channel

	13 weeks ended April 2, 2022	13 weeks ended April 3, 2021	Change ($)	Change (%)
Revenue by channel
Subscription boxes	$3,483,851	$4,584,612	$(1,100,761)	(24.0)%
Amazon sales	549,500	608,250	(58,750)	(9.7)%
Online website sales	292,646	127,671	164,975	129.2%
Total revenue	$4,325,997	$5,320,533	$(994,536)	(18.7)%

Subscription Boxes Revenue

	13 weeks ended April 2, 2022	13 weeks ended April 3, 2021	Change ($)	Change (%)
Subscription boxes revenue from
Active subscriptions – recurring boxes	$3,136,569	$3,733,722	$(597,153)	(16.0)%
New subscriptions - first box	347,282	850,890	(503,608)	(59.2)%
Total subscription boxes revenue	$3,483,851	$4,584,612	$(1,100,761)	(24.0)%

Revenue by Product Line

	13 weeks ended April 2, 2022	13 weeks ended April 3, 2021	Change ($)	Change (%)
Revenue by product line
Girls’ apparel	$3,256,893	$4,182,652	$(925,761)	(22.1)%
Boys’ apparel	867,794	1,130,474	(262,680)	(23.2)%
Toddlers’ apparel	201,310	7,407	193,903	2,618%
Total revenue	$4,325,997	$5,320,533	$(994,536)	(18.7)%

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of our financial information with additional useful information in evaluating our performance. We believe that adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, and that this supplemental measure facilitates comparisons between companies. This non-GAAP financial measures may be different than similarly titled measures used by other companies.

Our non-GAAP financial measure should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

● Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

● Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

● Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

● Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

● Adjusted EBITDA does not reflect certain non-routine items that may represent a reduction in cash available to us; and

● Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Adjusted EBITDA

We define adjusted EBITDA as net loss excluding interest income, other (income) expense, net, provision for income taxes, depreciation and amortization, and equity-based compensation expense. The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the periods presented:

	For the 13 weeks Ended
	April 2, 2022	April 3, 2021
Net loss	$(1,810,675)	$(1,497,986)
Add (deduct):
Interest expense	21,674	160,627
Other (income) expense, net	(286,794)	316
Provision for income taxes	-	507
Depreciation and amortization	5,665	9,721
Equity-based compensation	617,164	-

Adjusted EBITDA	$(1,452,966)	$(1,326,815)

Contacts

Investor Relations Contact:

ir@kidpik.com

Media:

Sarah Tropeano

press@kidpik.com

(212) 399-2784